Form 12b-25

                  U.S. SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20459

                                FORM 12B-25

                        NOTIFICATION OF LATE FILING

                               (Check One):
[ ] Form 10-K and 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-QSB
[] Form N-SAR
     For Period Ended:___12/31/96______________
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:


     Read Attached Instruction Sheet Before Preparing Form.  Please Print
      or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


     If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:



Part I-Registrant Information


     AMERICAN CONSOLIDATED GROWTH CORPORATION
     (Full name of Registrant)

 ...........................................................................
 ...........................................................................
 .........................
     8100 EAST ARAPAHOE ROAD, SUITE 309
     (Address of Principal Executive Office)

 ...........................................................................
 ...........................................................................
 .........................
     ENGLEWOOD, COLORADO  80112
     (City State Zip)

Part II.Rules 12b.25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b.25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

X      (b)  The  subject  annual  report,  semi-annual  report,  transition report on Form 10.K, Form 10-KSB, Form 20-F, 11.K or Form N.SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10.Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribe due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b.25(c) has been attached if applicable.

Part III. Narrative


State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     More time is needed to accumulate information.


Part IV. Other Information

     (1) Name and telephone number of person to contact in regard to this notification

            Cory J. Coppage               (303)           220-8686
                (Name)                 (Area Code)    (Telephone Number)
     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file
          such   report(s)  been  filed?   If  the  answer  is  no,   identify
          reports.                            [X] Yes          [ ] No
      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               [ ] Yes          [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                 AMERICAN CONSOLIDATED GROWTH CORPORATION

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date February 14, 1997   /s/ Cory J. Coppage, Chief Operating Officer and
Secretary
INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                 ATTENTION
     Intentional misstatements or omissions of fact constitute Federal
                Criminal Violations (See 18 U.S.C. 1001).